Item 77C - Scudder Cash Reserves Fund - Scudder Portfolios

Registrant incorporates by reference Scudder Cash Investment
 Trust's Proxy Statement dated August
2, 2005, filed on July 29, 2005 (Accession No. 0001193125-05-
152962).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder Cash Reserves
Fund was held on September 2, 2005.
The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder Cash Reserves Fund to Scudder Cash
Investment Trust, in exchange for shares of Scudder Cash Investment Trust and the assumption by Scudder Cash Investment Trust of all of the liabilities of
 Scudder Cash Reserves Fund, and the
distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Cash Reserves Fund in complete liquidation of Scudder Cash Reserves Fund.

Affirmative 		Against 		Abstain

135,507,503.522	2,787,417.874		2,878,310.718
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